SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Axonic Funds

Address of Principal Business Office:

520 Madison Avenue, 42nd Floor

New York, New York 10022

Telephone: (212) 259-0430

Agent for Service of Process:

Clayton DeGiacinto, Trustee

Axonic Alternative Income Fund

520 Madison Avenue, 42nd Floor

New York, NY 10022

With Copies to:

Jeffrey T. Skinner, Esq.

Kilpatrick Townsend & Stockton LLP

1001 West Fourth Street

Winston-Salem, NC 27101

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /X/

NO / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and in the State of New York on the 17th day of October, 2019.

[SEAL]		Signature:	AXONIC FUNDS

		By:	/s/ Clayton DeGiacinto
Clayton DeGiacinto, Initial Trustee

Attest:	/s/ Jess Saypoff
Jess Saypoff, Witness